Exhibit 99.1

NEWS RELEASE

Contacts:

Ray Leonard, President and Chief Executive Officer

(713) 353-9445

Hyperdynamics and the Government of Guinea Sign a
Memorandum of Understanding

HOUSTON, August 23, 2016 — Hyperdynamics Corporation (OTCQX:HDYN) today announced that on August 19, 2016, Ray Leonard, Chief Executive Officer, and the General Director  of the National Petroleum Office of the Republic of Guinea, Diakaria Koulibaly, signed a Memorandum of Understanding (“MOU”) regarding the terms of the one year extension to the 2006 Production Sharing Contract, as Amended (“the PSC”) until September 22, 2017.

Hyperdynamics and the Government of Guinea agreed that the MOU is not a legally binding document, but committed to negotiate mutually acceptable documents for the extension period by September 1, 2016 incorporating the following key terms:

•                  Hyperdynamics will be Operator and 100% interest holder in the Guinea Concession.

•                  The Government of Guinea will grant a one year extension to the current Exploration period until September 22, 2017.

•                  Hyperdynamics will retain a mutually agreed area equivalent to 23% of its current acreage in the Concession and it will commit to drill one (1) exploratory well offshore Guinea with a projected commencement date of April 2017. If the well is not drilled within the one (1) year extension period, Hyperdynamics will owe the Government of Guinea the difference between the actual expenditures related to the well and U.S. $46,000,000.

•                  Hyperdynamics reaffirmed that due to the August 15, 2016 withdrawal of Tullow and Dana from the PSC, it is obligated to pay any unused portion of the training program under Article 10.3 of the PSC, estimated to be at $500,000 and agrees to administer it in conjunction with the National Petroleum Office of Guinea.

•                  The cost recovery pool is limited to Hyperdynamics’ share of expenditures in the PSC since 2009.

Mr. Leonard stated, “I am pleased that the Government of Guinea continues to support Hyperdynamics and we remain committed to the country, negotiating key agreements and drilling the Fatala well offshore Guinea within the proposed timeline”.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Reports on Form 10-K for the fiscal year ended Jun 30, 2015 and Form 10-Q for the fiscal quarter ended March 31, 2016.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

#   #   #